Exhibit 10.2

MANAGEMENT AGREEMENT

Management Agreement, dated as of July 8, 2014 (the “Agreement”), among Great Ajax Corp., a Maryland corporation (“Ajax”), Great Ajax Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership” and together with Ajax and any current or future subsidiaries of Ajax, the “Company”), and Thetis Asset Management LLC, a Delaware limited liability company (the “Manager”).

Ajax is a recently formed corporation that intends to qualify as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes beginning with its taxable year ending December 31, 2014 and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).  Ajax is the sole member of Great Ajax Operating LLC, a Delaware limited liability company that is the sole general partner of the Operating Partnership (the “General Partner”).  Ajax, for itself, the General Partner, the Operating Partnership and any other current and future subsidiaries of Ajax, desires to retain the Manager as the Company’s exclusive provider of management and other services on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties agree as follows:

1.           Duties of the Manager; Exclusivity.

(a)          Ajax, for itself, the General Partner, the Operating Partnership and any other current and future subsidiaries of Ajax, employs the Manager to provide management, corporate governance, administrative and other services to the Company pursuant to this Agreement, subject to the supervision of the Board of Directors of Ajax (the “Ajax Board of Directors”). Such services will be provided for the period and upon the terms herein set forth, in each case, in accordance with the investment objectives, policies and restrictions determined by the Ajax Board of Directors and in accordance with all applicable federal, state and local laws, rules and regulations.

(i)          Without limiting the generality of the foregoing, the Manager shall for or on behalf of the Company, during the term and subject to the provisions of this Agreement, (a) perform and administer all of the day-to-day operations of the Company; (b) determine investment criteria based on the investment policies determined by, and in cooperation with, the Ajax Board of Directors; (c) source, analyze and execute acquisitions of Real Estate Assets (as defined in Section 1(a)(ii)); (d) implement and execute securitization and financing activities; (e) analyze and execute sales of the Company's assets and properties; (f) oversee all services provided by Gregory Funding LLC (the “Servicer”) pursuant to the Servicing Agreement of even date herewith among the Servicer, Ajax and the Operating Partnership (as amended or modified from time to time, the “Servicing Agreement”); (g) oversee the Servicer's property management, lease management and renovation management services of the Company’s single family and smaller multi-family and commercial mixed-use retail residential property and other real property; (h) perform asset management and corporate governance duties; (i) perform such

1

services as are set forth in Schedule I of this Agreement; and (j) provide the Company with such other related services as the Company may, from time to time, reasonably require.

(ii)          In the event that the Company determines to incur debt or other financing for the purpose of any investment in Real Estate Assets (as defined below) or for other appropriate reasons, as determined by the Ajax Board of Directors, the Manager will use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Ajax Board of Directors. If, in the Manager’s judgment, it is necessary or desirable for the Company to make, or for the Servicer, acting on behalf of the Company to make, investments in Real Estate Assets through a special purpose vehicle, the Manager shall have authority to create or arrange for the creation of such special purpose vehicle and to cause the Company or the Servicer, on behalf of the Company, to make such investments in Real Estate Assets through such special purpose vehicle. For purposes of this Agreement, the term “Real Estate Assets” shall include the following assets: (a) re-performing, sub-performing, non-performing and, as appropriate, performing residential mortgage loans on single-family homes, smaller multi-family residential properties, or mixed use retail/residential properties, (b) residential mortgage-backed securities resulting from securitizations undertaken by Ajax or its affiliates, (c) single-family homes, smaller multi-family residential properties and smaller mixed use retail/residential properties for sale or rent, (d) mortgage servicing rights, and (e) any other assets or investments as may be directed by the Ajax Board of Directors.

(iii)          In addition to the services set forth in Section 1 hereof, including, without limitation, the services provided as set forth on Schedule I, the parties shall have the right to enter into statements of work (“SOWs”) to set forth the terms of any related or additional services to be performed hereunder. Any SOW shall be agreed to by each party thereto, shall be in writing, and (a) shall contain: (i) the identity of each of the service provider and the service recipient; (ii) a description of the services to be performed thereunder; (iii) the applicable performance standard for the provision of such service; (iv) the amount, schedule and method of compensation for provision of such service; and (b) may contain (i) the service recipient’s standard operating procedures for receipt of services similar to such service, including operations, compliance requirements and related training schedules; (ii) information technology support requirements of the service recipient with respect to such service; and (iii) training and support commitments with respect to such service. The terms and conditions of this Agreement shall apply to any SOW.

(b)          The Manager accepts such employment and agrees during the term hereof to use commercially reasonable efforts to render the services described herein for the compensation provided herein.

(c)          During the term of this Agreement, (i) the Manager shall be the exclusive provider of management services to the Company, and (ii) none of Ajax, the Operating Partnership or any of their respective subsidiaries shall employ or contract with any other party to receive the same or substantially similar services as set forth herein without the prior written consent of the Manager, which may be withheld by the Manager in its sole discretion.

(d)          The Manager shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no

2

authority to act for or represent Ajax, the Operating Partnership or any of their respective subsidiaries in any way or otherwise be deemed an agent of Ajax, the Operating Partnership or any of their respective subsidiaries.

(e)          The Manager shall keep and preserve for the period required by the Company any books and records relevant to the provision of its management, administrative and other services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Company such periodic and special reports as the Company may reasonably request. The Manager agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon Ajax’s or the Operating Partnership’s request, provided that the Manager may retain a copy of such records.

(f)          Unless and until such time as the Ajax Board of Directors notifies the Manager that it has determined that it is no longer in the best interest of Ajax to continue to qualify as a REIT and Ajax’s REIT election has been revoked, the Manager shall refrain from any action that, in its commercially reasonable judgment made in good faith, would adversely and materially affect the qualification of Ajax as a REIT. If the Manager is ordered to take any action by the Ajax Board of Directors, the Manager shall promptly notify the Ajax Board of Directors if it is the Manager’s judgment that such action would adversely and materially affect such qualification. Notwithstanding the foregoing, neither the Manager nor any of its affiliates shall be liable to the Company, the Board or the Company’s stockholders, partners or members, for any act or omission by the Manager or any of its affiliates, except as provided in Section 10 hereof.

(g)          Unless and until such time as the Ajax Board of Directors notifies the Manager that it has determined that it is no longer in the best interest of Ajax to continue to satisfy the requirements for exemption from registration under the Investment Company Act of 1940, as amended, the Manager shall refrain from any action that, in its commercially reasonable judgment made in good faith, would adversely and materially affect the ability of Ajax to continue to satisfy such exemption requirements. If the Manager is ordered to take any action by the Ajax Board of Directors, the Manager shall promptly notify the Ajax Board of Directors if it is the Manager’s judgment that such action would adversely and materially affect such exemption. Notwithstanding the foregoing, neither the Manager nor any of its affiliates shall be liable to the Company, the Board or the Company’s stockholders, partners or members, for any act or omission by the Manager or any of its affiliates, except as provided in Section 10 hereof.

2.           Devotion of Time. Subject to Section 8 hereof:

(a)          The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder, either directly or through its subsidiaries. The Manager shall perform the services required hereunder on Business Days (as defined in Section 21 below) during hours that constitute regular business hours for each of the Company and the Manager, unless otherwise agreed. The Company shall not resell, subcontract, license, sublicense or otherwise transfer any of the services to any person whatsoever or permit use of any of the services by any person other than by the Company directly in connection with the conduct of its business in the ordinary course of its business.

3

(b)          The Manager and its affiliates will provide the Company with a management team, including a chief executive officer, a president, a chief financial officer, and other appropriate senior executives, subject to the approval of the Ajax Board of Directors. The Manager is not obligated to dedicate any of its personnel exclusively to the Company, nor is the Manager or its personnel obligated to dedicate any specific portion of its or their time to the Company.

(c)          Managers, partners, officers, employees, personnel and agents of the Manager or affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for Ajax, the Operating Partnership or any of their respective subsidiaries, to the extent permitted by their governing documents or by any resolutions duly adopted by the Ajax Board of Directors pursuant to the governing documents of Ajax or the Operating Partnership, respectively. When executing documents or otherwise acting in such capacities for Ajax, the Operating Partnership or any of their respective subsidiaries, such persons shall use their respective titles in Ajax, the Operating Partnership or any of their respective subsidiaries.

(d)          The Manager shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees who will perform services. The Manager shall be responsible for paying such employees’ compensation and benefits. With respect to each service, the Manager shall use commercially reasonable efforts to have qualified individuals provide such service; provided, however, that (i) the Manager shall not be obligated to have any individual participate in the provision of any service if the Manager determines that such participation would adversely affect the Manager or its affiliates; and (ii) none of the Manager or its affiliates shall be required to continue to employ any particular individual during the applicable service period.

3.           Representations, Warranties and Covenants of the Company.  Ajax and the Operating Partnership, jointly and severally, represents, warrants and covenants to the Manager as of the date of this Agreement:

(a)          Each of Ajax and the Operating Partnership is duly organized, validly existing and in good standing under the laws of the state of its formation and has full power, authority, and legal right to conduct its business as is presently conducted, and to execute, deliver, and perform its obligations under this Agreement;

(b)          Each of Ajax and the Operating Partnership is duly qualified to do business and is in good standing (or is exempt from such requirement) in any state required in order to conduct business and has obtained all necessary licenses and approvals required under all applicable federal, state or local laws, rules and regulations and any other applicable requirements of any government or agency or instrumentality thereof, as such may be amended, modified or supplemented from time to time;

(c)          Each of Ajax and the Operating Partnership has duly authorized by all necessary action on its part, the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Manager, constitutes a legal, valid and binding obligation of each of Ajax and the

4

Operating Partnership, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies;

(d)          The execution and delivery of this Agreement by each of Ajax and the Operating Partnership and their respective performance of and compliance with the terms of this Agreement will not violate or conflict with either of their formation documents or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which either of them is a party or which may be applicable to either of them or their respective assets;

(e)          Neither Ajax nor the Operating Partnership is in violation of, and the execution and delivery of this Agreement by Ajax and the Operating Partnership and their respective performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over either of them or their respective assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Company or its assets taken as a whole or could be reasonably be expected to have consequences that would materially and adversely affect the performance of their respective obligations and duties hereunder;

(f)          There are no actions or proceedings against, or investigations of, either Ajax or the Operating Partnership before any court, administrative or other tribunal (a) that might prohibit its entering into this Agreement or assert the invalidity of this Agreement, (b) seeking to prevent the consummation of the transactions contemplated by this Agreement, (c) that might prohibit or materially and adversely affect the performance by either Ajax or the Operating Partnership of its obligations under, or the validity or enforceability of, this Agreement or (d) seeking any determination or ruling that would adversely affect the validity and enforceability of this Agreement; and

(g)          No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by either Ajax or the Operating Partnership of, or compliance by either of them with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the date of this Agreement.

4.           Representations, Warranties and Covenants of the Manager.  The Manager represents, warrants and covenants to the Company as of the date of this Agreement:

(a)          The Manager is duly organized, validly existing and in good standing under the laws of the state of its formation and has full power, authority, and legal right to conduct its business as is presently conducted, and to execute, deliver, and perform its obligations under this Agreement;

(b)          The Manager is duly qualified to do business and is in good standing (or is exempt from such requirement) in any state required in order to conduct business and has

5

obtained all necessary licenses and approvals required under all applicable federal, state or local laws, rules and regulations and any other applicable requirements of any government or agency or instrumentality thereof, as such may be amended, modified or supplemented from time to time;

(c)          The Manager has duly authorized by all necessary action on its part, the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Manager, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies;

(d)          The execution and delivery of this Agreement by the Manager and the performance of and compliance with the terms of this Agreement will not violate or conflict with the Manager's formation documents or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which the Manager is a party or which may be applicable to the Manager or its assets;

(e)          The Manager is not in violation of, and the execution and delivery of this Agreement by the Manager and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Manager or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Manager or its assets or could be reasonably be expected to have consequences that would materially and adversely affect the performance of its obligations and duties hereunder;

(f)          There are no actions or proceedings against, or investigations of, the Manager before any court, administrative or other tribunal (a) that might prohibit its entering into this Agreement or assert the invalidity of this Agreement, (b) seeking to prevent the consummation of the transactions contemplated by this Agreement, (c) that might prohibit or materially and adversely affect the performance by the Manager of its obligations under, or the validity or enforceability of, this Agreement or (d) seeking any determination or ruling that would adversely affect the validity and enforceability of this Agreement; and

(g)          No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Manager of, or compliance by the Manager with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the date of this Agreement.

5.           Compensation of the Manager.

(a)          For the services rendered under this Agreement, the Company shall pay a base management fee (the “Base Management Fee”), as described in Section 5(b) below, and an incentive management fee (the “Incentive Fee”), as described in Section 5(c) below, to the

6

Manager. The Base Management Fee and the Incentive Fee will be calculated and payable quarterly with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears.

(b)          The Base Management Fee shall equal 1.5% of the Ajax consolidated stockholders’ equity per annum.  For purposes of calculating the management fee, consolidated stockholders’ equity means:

the sum of the net proceeds, after deducting underwriting discounts and commissions and offering expenses payable by the Company, from any issuances of common stock or other equity securities issued by Ajax or the Operating Partnership (without double counting) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus Ajax and the Operating Partnership’s (without double counting) retained earnings calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (i) any amount that Ajax or the Operating Partnership pays to repurchase its common stock or units since inception, (ii) any unrealized gains and losses and other non-cash items that have affected consolidated stockholders’ equity as reported in Ajax’s financial statements prepared in accordance with GAAP, and (iii) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Manager and the Ajax Independent Directors and approval by a majority of the Ajax Independent Directors.

(i)          For the purposes of this Agreement, Ajax Independent Directors shall mean the members of the Ajax Board of Directors who are not officers, employees or beneficial owners (or officers or employees of beneficial owners), directly or indirectly, of more than 5% of the equity interests in (i) the Manager, the Servicer or any other entity with which the Company has a material contractual relationship or (ii) any person or entity directly or indirectly controlling, controlled by or under common control with the Manager, and who are otherwise “independent” in accordance with Ajax’s organizational documents and the requirements of any securities exchange on which the equity of Ajax may then be listed. As a result of the calculation of consolidated stockholders’ equity set forth above, the Ajax stockholders’ equity, for purposes of calculating the Base Management Fee, could be greater or less than the amount of stockholders’ equity shown on Ajax’s consolidated financial statements.

(ii)          50% of the Base Management Fee shall be paid in shares of the common stock of Ajax (the “Common Stock”), so long as the ownership of such additional number of shares by the Manager would not violate the 9.8% stock ownership limit set forth in Ajax’s

7

Articles of Incorporation as then in effect, after giving effect to any waiver from such limit that the Ajax Board of Directors may grant to the Manager in the future. The remainder of the Base Management Fee will be payable in cash. The number of shares to be issued to the Manager will be equal to the dollar amount of the portion of the quarterly installment of the Base Management Fee payable in shares divided by a value equal to the higher of (x) book value per share as of the end of the quarter immediately preceding the valuation date or (y) the value of a share of Common Stock determined as follows:

A.          if the Common Stock is traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the Common Stock on such exchange on the five Business Days after the date on which the most recent regular quarterly dividend to holders of the Common Stock is paid;

B.          if the Common Stock is not traded on a securities exchange but is actively traded over-the-counter, the value shall be deemed to be the average of the closing bids or sales prices, as applicable, on the five Business Days after the date on which the most recent regular quarterly dividend to holders of the Common Stock is paid; and

C.          if the Common Stock is neither traded on a securities exchange nor actively traded over-the-counter, the value shall be the fair market value per share, as reasonably determined in good faith by the Board (including a majority of the Independent Directors) of the Company.

If no dividend is paid in any quarter, the calculation under clauses (A) and (B) above shall be made as of the 60th day following the end of the preceding quarter.

(iii)          The Manager will compute each quarterly installment of the Base Management Fee within 30 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to the Ajax Board of Directors. The amount of the installment shown in the calculation will be due and payable no later than the date which is five Business Days after the date of delivery of such computation to the Ajax Board of Directors.

(iv)          The Manager shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of the shares of Common Stock it receives in payment of the Base Management Fee for a three year period commencing on the date of receipt of such shares and ending on the third anniversary of receipt thereof.

(c) The Manager will be entitled to the Incentive Fee, which is payable quarterly in arrears in cash in an amount equal to one fourth of 20% of the dollar amount by which (i) the sum of (A) the aggregate cash dividends, if any, declared out of the REIT taxable income of Ajax by the Ajax Board of Directors payable to the holders of Ajax Common Stock and (B) the aggregate cash distributions, if any, declared out of the REIT taxable income of the Operating Partnership (without duplication) by the Operating Partnership payable to holders of units of limited partnership of the Operating Partnership (“OP Units”) (other than any OP Units held by Ajax as a limited partner) annualized (the “Annualized Dividends and Distributions”) in respect of such calendar quarter exceeds (ii) the product of (1) the book value per share of Ajax Common Stock as of the end of each such quarter multiplied by the number of shares of Ajax Common Stock and OP Units (other than any OP Units held by Ajax as a limited partner) outstanding as of the end of such calendar quarter and (2) 8%.  In the event the Company declares a special cash dividend out of REIT taxable income at the end of any calendar year in order to satisfy its REIT distribution requirements in addition to its regular quarterly dividend for the fourth quarter of such calendar year, such special dividend will be aggregated with the fourth quarter dividend declared with respect to the calendar year to which such special dividend relates for purposes of calculating the Incentive fee for such quarter.

8

Notwithstanding the foregoing, no Incentive Fee will be payable to the Manager with respect to any calendar quarter unless the Company’s cumulative Core Earnings is greater than zero for the most recently completed eight calendar quarters, or the number of completed calendar quarters since the date hereof, whichever is less.

(i) “Core Earnings” is a non-GAAP financial measure and is defined as net income (loss) as determined according to GAAP, excluding non-cash equity compensation expense and any unrealized gains or losses from mark-to-market valuation changes (excluding other-than-temporary impairments, as defined by GAAP) that are included in net income for the applicable period. The amount will be adjusted to exclude (i) one-time events pursuant to changes in GAAP and (ii) non-cash items that in the judgment of the Company’s officers should not be included in Core Earnings, which adjustments in clauses (i) and (ii) shall only be excluded after discussions between the Manager and the Ajax Independent Directors and after approval by a majority of the Ajax Independent Directors. For purposes of calculating the Incentive Fee prior to the completion of the eight calendar quarters following the date hereof, Core Earnings will be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis. Book value per share of Ajax Common Stock shall be as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

(ii) The Manager will be entitled to the Incentive Fee only if the Ajax Board of Directors declares a dividend from REIT taxable income, and the Incentive Fee will be payable at the same time that the dividend is payable to Ajax stockholders. The Manager will not receive any Incentive Fee in respect of a dividend constituting a return of capital. Calculations of REIT taxable income and return of capital for purposes of determining the Incentive Fee shall be made in accordance with Sections 856 through 860 of the Code and the other sections of the Code and the regulations thereunder applicable to Ajax.

6.           Reimbursement of Expenses.

(a)          In addition to the Base Management Fee and the Incentive Fee described in Section 5 above, the Company shall reimburse the Manager on a monthly basis for the third party out-of-pocket costs of providing services under this Agreement; for purposes of this Section 6, third parties do not include any employees of the Manager or the Servicer or any affiliate of the Manager or the Servicer.  Without limiting the foregoing, the Company shall reimburse the Manager (to the extent incurred by the Manager) and retain all responsibility for those third party costs and expenses relating to:

(i)	the organization and corporate governance of Ajax, the Operating Partnership or any of the respective subsidiaries thereof;

(ii)	the cost and expenses of any independent valuation firm calculating the net asset value of Ajax, the Operating Partnership or any other respective subsidiaries thereof;

9

(iii)	fees and expenses payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for Ajax, the Operating Partnership or any of their respective subsidiaries thereof;

(iv)	interest payable on debt, if any, incurred to finance investments in Real Estate Assets by Ajax, the Operating Partnership or any of their respective subsidiaries;

(v)	offerings of the equity or other securities of Ajax, the Operating Partnership or any of their respective subsidiaries;

(vi)	management and incentive fees payable to third parties;

(vii)	fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making and monitoring investments in Real Estate Assets;

(viii)	transfer agent and custodial fees;

(ix)	federal, state and local registration fees;

(x)	should the capital stock or other securities of Ajax, the Operating Partnership or any other respective subsidiaries thereof be listed on any securities exchange, all costs of such registration and listing;

(xi)	federal, state and local taxes of the Company;

(xii)	independent directors’ fees and expenses;

(xiii)	costs of preparing and filing reports or other documents required by the Securities and Exchange Commission or any other cost of compliance with federal or state securities laws;

(xiv)	costs of any reports, proxy statements or other notices to stockholders, if applicable, including printing costs;

(xv)	the portion of the directors and officers/errors and omissions liability insurance, and any other insurance premiums allocable to Ajax, the Operating Partnership or any other respective subsidiaries thereof;

(xvi)	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and

(xvii)	all other third party out-of-pocket expenses incurred by the Manager that are reasonably necessary to administer the business of Ajax, the Operating Partnership or any subsidiary thereof under this Agreement.

10

(b)          Notwithstanding Section 6(a), if the Company requires services that do not fit within the ordinary course services described in this Agreement (as an example but not as any limitation, if the Company is considering a non-ordinary course acquisition), the Company and the Manager shall agree on the nature of the costs for which the Company shall be responsible.

(c)          Other than as may be expressly agreed by the Company and the Manager, the Company will not be required to pay any portion of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its affiliates. In particular, the Manager is not entitled to be reimbursed for wages, salaries and benefits of its officers and employees.

(d)          To the extent the Manager incurs any expense in connection with the performance of its duties hereunder that (x) benefits the Company and any other funds, entities or accounts that are managed by an Affiliate of the Manager and (y) is reimbursable by the Company under this Agreement, such expense shall be allocated among the Company and such other funds, entities or accounts in a manner determined in good faith by the Manager to reflect the relative benefits to the Company and such funds, entities or accounts resulting from such expense, including, for example, in the case of most expenses, in proportion to the relative net asset values of the entities that are benefited.

(e)          The Manager may engage non-Affiliate third party contractors, for and on behalf, and at the sole cost and expense, of the Company to provide professional services related to any of the services, or to provide any secretarial, administrative, telephone, e-mail or other services necessary or ancillary to the services (collectively, the “Ancillary Services”), pursuant to agreement(s) that provide for market rates and contain standard market terms; provided, that the terms of any such agreement that requires the payment by the Company of fees or expenses that would cause the Company to materially exceed the Company’s most recent annual budget approved by the Ajax Board of Directors shall require the prior approval of a majority of the Ajax Independent Directors and, provided further, that without the prior approval of the Ajax Board of Directors, the Manager shall not be permitted to outsource to a non-Affiliate its responsibility for the ultimate investment acquisition and disposition decisions of the Company and compliance with investment guidelines approved by the Ajax Board of Directors (the “Investment Guidelines”) and any risk parameters and other policies applicable to the provision of services to the Company by the Manager adopted by the Ajax Board of Directors from time to time.

(f)          The Manager shall prepare a written statement of account in reasonable detail documenting the costs and expenses to be reimbursed by the Company, and deliver the same to the Audit Committee of the Ajax Board of Directors no less frequently than on a quarterly basis in connection with the review by the Audit Committee of the Company’s financial statements. Any costs and expense reimbursements by the Company in accordance herewith shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. In connection therewith, the Manager shall prepare and deliver to the Audit Committee of the Ajax Board of Directors within 30 days after the conclusion of each such annual audit, a list of adjustments made as a result of, or in preparation for, the audit. The Audit Committee of the Board of Directors shall determine, within 30 days after receipt of such list,

11

whether funds should be refunded by the Manager to the Company or paid by the Company to the Manager, or if any accruals for the next fiscal year should be adjusted.

7.          Regulatory Matters.  Each of Ajax and the Operating Partnership acknowledges that the Manager is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), but that it could be required to so register.  The Manager agrees that its activities will at all times be in compliance in all material respects with all applicable federal, state and local laws governing its operations and investments.

8.          Other Activities of the Manager.  The Manager may engage in any other business or render similar or different services to others, including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured so long as its services to the Company are not impaired thereby; provided that it may not engage in any such business or provide such services to any other entity that invests in the asset classes in which the Company intends to invest so long as either the Company has on hand an average of $25 million in capital available for investment over the previous two fiscal quarters or the Ajax Independent Directors determine that the Company has the ability to raise capital at or above the most recent book value per share of Ajax Common Stock; provided, however, that the Manager may invest on behalf of others in a particular investment or the same or similar asset classes if a majority of the Ajax Independent Directors (i) determine, after reviewing a particular investment or asset class, that the Company should not make such investments; or (ii) authorize the Manager to make such specific investment.  Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Manager to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith; provided that each such person shall not engage in any such business or devote his or her time and attention to any other entity that invests in the asset classes in which the Company intends to invest so long as either the Company has on hand an average of $25 million in capital available for investment over the previous two fiscal quarters other than any transactions that may be in existence on the date hereof or the Ajax Independent Directors determine that the Company has the ability to raise capital at or above the most recent book value per share of Ajax Common Stock.  It is understood that directors, officers, employees, partners and shareholders of Ajax or the Operating Partnership are or may become interested in the Manager and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Manager and directors, officers, employees, partners, stockholders, members and managers of the Manager and its affiliates are or may become similarly interested in Ajax or the Operating Partnership as shareholders, members or partners or otherwise.

9.          Responsibility of Dual Directors, Officers and/or Employees.  If any person who is a manager, partner, officer or employee of the Manager is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Manager shall be deemed to be acting in such capacity solely for the Company, as applicable, and not as a manager, partner, officer or employee of the Manager or under the control or direction of the Manager, even if paid by the Manager.

12

10.         Limitation of Liability of the Manager; Indemnification.  The Manager and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Manager (collectively, the “Indemnified Parties”) shall not be liable to Ajax, the Operating Partnership or any of their respective subsidiaries for any action taken or omitted to be taken by the Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise as the Manager of Ajax, the Operating Partnership or any of their respective subsidiaries with respect to the receipt of compensation for services, and each of Ajax and the Operating Partnership shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in connection with or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Operating Partnership, its members, or Ajax or its shareholders, or any of their respective subsidiaries or their respective equity holders) arising out of or otherwise based upon the performance of any of the Manager’s duties or obligations under this Agreement or otherwise as Manager of the Company; provided, that nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any Losses incurred by the Indemnified Parties under circumstances that constitute fraud, willful misfeasance, bad faith or gross negligence in the performance of the Manager’s duties and obligations under this Agreement or reckless disregard of the Manager’s duties and obligations under this Agreement, as determined in a final nonappealable order of a court of competent jurisdiction.

11.         No Joint Venture.  Nothing in this Agreement shall be construed to make Ajax, the Operating Partnership and the Manager partners or joint venturers or impose any liability as such on any of them.

12.         Term; Termination.

(a)          This Agreement shall be in effect until the 15th anniversary of the date first above written (the “Initial Term”) and shall be automatically renewed for a successive one-year term each anniversary date thereafter (a “Renewal Term”) unless terminated by a party in accordance with this Section 12 or 13.

(b)          Subject to Section 13 below, neither the Company nor the Manager may terminate this Agreement without cause during the first 24 months of the Initial Term. Thereafter, subject to Section 13 below, the Company may either terminate this Agreement without cause or, at the expiration of its term, elect not to renew this Agreement upon the determination of at least two-thirds of the Ajax Independent Directors that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company, or (ii) the compensation payable to the Manager under this Agreement is unreasonable; provided that the Company shall not have the right to terminate this Agreement under clause (ii) if the Manager agrees to compensation that at least two-thirds of the Ajax Independent Directors determine is reasonable pursuant to the procedure set forth below.

(i)          If the Company elects to terminate this Agreement without cause or not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth

13

above, the Company, shall deliver to the Manager prior written notice (the “Termination Notice”) of its determination to terminate this Agreement without cause or its intention not to renew this Agreement based upon the terms set forth in this Section 12(b) not less than 180 days prior to the termination date or expiration of the then existing term, as applicable, which notice shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to Ajax, no fewer than 60 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Ajax Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. If the Manager and at least two-thirds of the Ajax Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. Each of the parties agrees to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same.

(ii)          In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period according to Section 12(b)(i) above, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(c)          In recognition of the level of the upfront effort required by the Manager to structure and acquire the assets of the Company and the ongoing commitment of resources by the Manager, in the event that this Agreement is terminated by the Company in accordance with the provisions of Section 12(b) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”). The Termination Fee will be equal to twice the combined Base Management Fees and Incentive Fees earned by the Manager during the 12-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(d)          Following the first 24 months of the Initial Term, the Manager may terminate the Agreement without cause by providing written notice to Ajax no later than 180 days prior to December 31 of any year during the Initial Term or Renewal Term, whereupon this Agreement shall terminate effective on December 31 next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 12(d).

14

(e)          If the Servicing Agreement is terminated for any reason, this Agreement shall automatically terminate on the same date as the Servicing Agreement terminates, and if the Servicing Agreement is terminated for any reason other than for “cause” (as defined therein), the Manager shall be paid the Termination Fee.

(f)          If this Agreement is terminated pursuant to Section 12, such termination shall be without any further liability or obligation of any party to the others, except with respect to the obligations provided in Sections 1(e), 12(b), 13(b), 13(c) and 14 of this Agreement. In addition, Sections 10 and 15 through 25 of this Agreement shall survive termination of this Agreement.  Notwithstanding the foregoing, neither the Company nor the Manager may terminate this Agreement pursuant to this Section 12 during the first 24 months of the Initial Term.

13.         Termination for Cause.

(a)          Ajax or the Operating Partnership may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Ajax Board of Directors to the Manager, without payment of any Termination Fee, if

(i)          the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice);

(ii)          the Manager commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (ii) are caused by an employee, personnel and/or officer of the Manager or one of its affiliates and the Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager’s actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 13(a)(ii);

(iii)          the Manager is cited by a governmental authority for materially violating any law governing the performance of a service under this Agreement, which violation cannot be or has not been cured by the 30th day from the Company’s delivery of written notice of such citation to the Manager;

(iv)          there is a dissolution of the Manager;

(v)           the Manager commences a voluntary case or proceeding under any bankruptcy law, consents to the commencement of any bankruptcy or insolvency case or proceeding against it, or files a petition or answer or consent seeking reorganization or relief against it, consents to the entry of a decree or order for relief against it in an involuntary case or proceeding, consents to the filing of such petition or to the appointment of or taking possession by a custodian of the Manager or for all or substantially all of its property, or makes an

15

assignment for the benefit of creditors, or admits in writing of its inability to pay its debts generally as they become due or takes any corporate action in furtherance of any such action; or

(vi)          a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against the Manager in an involuntary case or proceeding, or adjudges the Manager bankrupt or insolvent, or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Manager, or appoints a custodian of the Manager or for all or substantially all of its property, or orders the winding up or liquidation of the Manager, and any such decree or order for relief or any such other decree or order continues unstayed and in effect for a period of 120 consecutive days.

(b)          The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to Ajax in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Company takes steps to cure such breach within 30 days of the written notice); provided that the Manager shall not have any right to terminate this Agreement pursuant to this Section 13(b) to the extent that the default by the Company was a result of any act, or failure to act by the Manager in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement.  The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 13(b).

(c)          The Manager may terminate this Agreement in the event Ajax or the Operating Partnership becomes regulated as an “investment company” under the Investment Company Act of 1940, as amended, with such termination deemed to have occurred immediately prior to such event. The Company shall pay to the Manager the Termination Fee in the event that this Agreement is terminated pursuant to this Section 13(c); provided that no Termination Fee will be payable in the event that the requirement that Ajax or the Operating Company be regulated as an “investment company” resulted from the failure of the Manager to invest or operate the assets of the Company in accordance with guidelines approved by the Board of Directors of Ajax.

14.         Action Upon Termination.  From and after the effective date of termination of this Agreement, pursuant to Sections 12 or 13 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and any applicable Termination Fee.  Upon any termination of this Agreement for any reason, unless Ajax otherwise requests, the Manager shall use reasonable efforts to cooperate with the Company or any persons or entity designated by the Ajax Board of Directors to succeed the Manager as the manager of the Company (a “Successor Manager”) to accomplish an orderly transfer of the operation and management of the Company and its investment activities to such Successor Manager.  For a period of 30 days after the effective date of any termination of this Agreement, the Manager shall be available, through its officers, during normal business hours and not to exceed a total of 15 hours during any week within such 30 day period, to answer questions from and consult with the Company or designated representatives of any Successor Manager with respect to the Company’s business, operations and investment activities during the period prior to the termination (“Post-

16

Termination Transition Assistance”).  The Manager shall receive payment of a cash fee for any time spent providing Post-Termination Transition Assistance in an amount equal to $500 per hour.

15.         Confidentiality.  The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder and shall not disclose Confidential Information, in whole or in part, to any person other than to its representatives who need to know such Confidential Information for the purpose of rendering services hereunder, except that the Manager may disclose Confidential Information: (i) to the Company, its subsidiaries and affiliates; (ii) in accordance with the Servicing Agreement; (iii) with the prior written consent of the Ajax Board of Directors; (iv) to legal counsel, accountants and other professional advisors; (v) to appraisers, creditors, financing sources, trading counterparties, other counterparties, third-party service providers to the Company, and others (in each case, both those actually doing business with the Company and those with whom the Company seeks to do business) in the ordinary course of the Company’s business; (vi) to governmental officials having jurisdiction over the Company; (vii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (viii) as required by law or legal process to which the Manager or any person to whom disclosure is permitted hereunder is a party. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of counsel, required to disclose Confidential Information, the Manager may disclose without liability hereunder only that portion of such information that its counsel advises is legally required; provided, that the Manager agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof any Confidential Information that (i) is available to the public from a source other than the Manager not resulting from the Manager’s violation of this Section 15, (ii) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company or (iii) is obtained by the Manager from a third-party without breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The Manager agrees to inform each of its officers, employees and agents of the non-public nature of the Confidential Information and to direct such persons to treat such Confidential Information in accordance with the terms hereof. The provisions of this Section 15 shall survive the expiration or earlier termination of this Agreement for a period of one year.

16.         Taxes.  Each party hereto shall be responsible for the cost of any sales, use, privilege and other transfer or similar taxes imposed upon that party as a result of the transactions contemplated hereby. Any amounts payable under this Agreement are exclusive of any goods and services taxes, value added taxes, sales taxes or similar taxes (“Sales Taxes”) now or hereinafter imposed on the performance or delivery of services, and an amount equal to such taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 15, be paid by the Company to the Manager in addition to the amounts otherwise payable under this Agreement. In each case where an amount in respect of Sales Tax is payable by the Company in respect of a service provided by the Manager, the Manager shall furnish in a timely manner a valid Sales Tax receipt or invoice to the Company in the form and manner required by applicable law to allow the Company to recover such tax to the extent allowable under such law. Additionally, if the Manager is required to pay “gross-up” on withholding taxes

17

with respect to provision of the services, such taxes shall be billed separately as provided above and shall be owing and payable by the Company. Any applicable property taxes resulting from provision of the services shall be payable by the party owing or leasing the asset subject to such tax.

17.         Public Announcements.  No party shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties unless otherwise required by law, in which case the party making the press release, public announcement or communication shall, to the extent reasonably practicable and permitted by law, give the other parties reasonable opportunity to review and comment thereon.

18.         Intellectual Property. All intellectual property of the Manager used by the Manager in performing its obligations under this Agreement shall remain the property of the Manager. All intellectual property of the Company shall remain the property of the Company.

19.         Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that a party may assign this Agreement without the consent of the other parties to any third party that acquires, directly or indirectly by any means, including by merger or consolidation, all or substantially all the consolidated assets of such party. Any purported assignment in violation of this Section 19 shall be void and shall constitute a material breach of this Agreement.

20.         Notices.  Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other parties at their principal offices.

21.         Business Day.  For the purposes of this Agreement, “Business Day” means any day other than (i) a Saturday or a Sunday, or (ii) a day on which the New York Stock Exchange or Board of Governors of the Federal Reserve is closed.

22.         Force Majeure.  Neither party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by strikes, acts of God, acts of the public enemy, acts of terrorism, riots or other events that arise from circumstances beyond the reasonable control of that party. During the pendency of such intervening event, each of the parties hereto shall take all reasonable steps to fulfill its obligations hereunder by other means and, in any event, shall upon termination of such intervening event, promptly resume its obligations under this Agreement.

23.         Waivers.  No term or provision of this Agreement may be amended, waived or modified unless such waiver or modification is in writing and signed by the party against whom such amendment, waiver or modification is sought to be enforced.

24.         Amendments. Subject to Section 23, this Agreement may be amended by mutual written consent of the parties.

18

25.         Entire Agreement; Governing Law; Jury Trial Waiver. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. The agreement shall be construed in accordance with the laws of the state of New York without regard to any conflicts of law provisions (except for Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the state of New York, except to the extent preempted by federal law. The parties agree that the appropriate courts in the city and county of New York, New York shall have exclusive jurisdiction for any litigation relating to this Agreement or the rights and obligations of the parties hereunder. Each of the parties to this Agreement waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Agreement.

26.         Counterparts.  This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

[Signature Page Follows]

19

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

GREAT AJAX CORP.

By:	/s/ Lawrence Mendelsohn
Name:	Lawrence Mendelsohn
Title:	Chief Executive Officer

GREAT AJAX OPERATING PARTNERSHIP,
LP

By:	Great Ajax Operating LLC, general partner

By:	Great Ajax Corp., managing member

By:	/s/ Lawrence Mendelsohn
Name:	Lawrence Mendelsohn
Title:	Chief Executive Officer

THETIS ASSET MANAGEMENT LLC

By:	/s/ Lawrence Mendelsohn
Larry Mendelsohn, Manager

[SIGNATURE PAGE TO MANAGEMENT AGREEMENT]

20

Exhibit 10.2

Schedule I

SERVICES

FINANCE AND ACCOUNTING

Services Provided:

•     Corporate Accounting

•     Accounting Services and Reporting

•     Accounts Payables

•     Accounts Receivables

•     Corporate Secretary Support

•     Financial Reporting

•     Payroll Services

•     Tax

•     Treasury

HUMAN RESOURCES

Services Provided:

•     Benefits Administration

•     Employee and Contractor On-boarding

•     Employee Engagement

•     HR Administration

•     HR Strategy and Consulting

•     HRIS Administration and Reporting

•     Performance Management Platforms

•     Personnel Files

•     Recruiting

•     Salary Administration

•     Training and Compliance Support

LEGAL

Services Provided:

•     Contract Review Services

•     Corporate Governance Services

•     Intellectual Property Maintenance Services

•     License Maintenance Services

•     Litigation Management

•     Regulatory Compliance Services

INVESTMENT COMPANY EXEMPTION

Services Provided:

•     Maintaining compliance with exclusion and exemption from regulation as an investment company under the Investment Company Act of 1940, as amended, applicable to Ajax, the Operating Partnership and each of their consolidated subsidiaries

RISK MANAGEMENT

Services Provided When and if Needed:

•     Internal Audit

•     SOX Compliance and SAS 70

•     Business Continuity and Disaster Recovery Planning

•     Information Security

•     Loan Quality

•     Quality Assurance

•     Risk Management

CORPORATE SERVICES

Services Provided:

•     Facilities Management

•     Mailroom Support

•     Physical Security

•     Travel Services

VENDOR MANAGEMENT

OPERATIONS

Services Provided:

•     Contract Negotiation

•     Vendor Compliance

•     Vendor Management Services

•     Insurance Risk Management

OTHER OPERATIONS SUPPORT

•     Capital Markets

•     Modeling

•     Quantitative Analytics

•     General Business Consulting

REIT QUALIFICATION

Services Provided:

•     Evaluating and recommending to the Ajax Board of Directors hedging strategies and engaging in hedging activities on Ajax’s behalf, consistent with Ajax’s qualification as a REIT

•     Counseling Ajax regarding the maintenance of Ajax’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts

1

to cause Ajax to qualify for taxation as a REIT

•     Causing Ajax to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto

•     Assisting Ajax in taking all necessary action to enable Ajax to make required tax filings and reports, including soliciting information from stockholders to the extent required by the provisions of the Code applicable to REITs

OTHER OPERATIONS SUPPORT

•     Capital Markets

•     Modeling

•     Quantitative Analytics

•     General Business Consulting